Exhibit 5.1

August 4, 2006

The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201

Neiman Marcus, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201

    Re:
    Registration Statement on Form S-1

Ladies and Gentlemen:

        I am the Senior Vice President and General Counsel of The Neiman Marcus Group, Inc., a Delaware corporation (the "Issuer"), and Neiman Marcus, Inc., a Delaware corporation (the "Guarantor"), which have today filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with market-making activities of an affiliate of the Issuer in respect of the Issuer's 7.125% Senior Debentures Due 2028 (the "2028 Debentures"). The 2028 Debentures have been issued under an Indenture, dated as of May 27, 1998 (the "Original Indenture"), between the Issuer and The Bank of New York Trust Company, N.A., as successor trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto, dated as of July 11, 2006 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture") among the Issuer, the Guarantor and the Trustee. The First Supplemental Indenture includes the guarantee (the "Guarantee") of the 2028 Debentures by the Guarantor.

        I have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents and records of the Issuer and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Issuer, the Guarantor and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that (a) the 2028 Debentures are the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture and (b) the Guarantee set forth in the Indenture is the valid, binding and enforceable obligation of the Guarantor.

        Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Issuer or the Guarantor, (a) I have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer or the Guarantor) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        The Indenture and the 2028 Debentures are governed by the laws of the State of New York and, therefore, in rendering my opinion as to the validity and binding effect of the 2028 Debentures, I have relied upon the opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Delaware General Corporation Law and the federal laws of the United States.

        I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me in the Registration Statement and the related prospectus under the caption "Legal Matters." In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
By	/s/ Nelson A. Bangs Nelson A. Bangs Senior Vice President and General Counsel